EXHIBIT 2

Montevideo, June 16, 2005

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549
United States of America

Ladies and Gentlemen:

     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-124476) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of US$200,000,000 aggregate principal amount of its 9.25% Bonds due 2017 (the “Bonds”), which are intended to be a further issuance of, and fungible with, the Republic’s outstanding US$300,000,000 9.25% Bonds due 2017 issued on May 17, 2005. The Bonds are issued under a Trust Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.

     In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement, and the related Prospectus dated May 2, 2005, as supplemented by the Prospectus Supplement dated May 26, 2005 relating to the Bonds, each as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act;

(ii)	a copy of the executed Indenture;

(iii)	the form of the Securities in global form annexed as an exhibit to the authorization dated May 17, 2005, pursuant to which the terms of the Securities were established.;

(iv)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit E to the Registration Statement):

1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, and

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610;

(v)	the following decree of the Republic, under which the issuance of the Bonds has been authorized (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2004 (the “Annual Report”):

1)	Decree N° 112/005 of the Executive Power of the Republic, dated March 15, 2005;

(vi)	the following resolution of Banco Central, under which the issuance of the Bonds has been authorized (a translation of which is attached as an exhibit hereto):

1)	Resolution D/278/2005 of the Board of Directors of Banco Central dated May 25, 2005; and

(vii)	All such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

     It is my opinion that under and with respect to the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Annual Report. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Dr. Enrique Guerra

Dr. Enrique Guerra
Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

ISSUE OF THE REMAINING AMOUNT OF A GLOBAL BOND IN UNITED STATES DOLLARS FOR UP TO US$ 500,000,000. APPOINTMENT OF THE FIRMS CITIGROUP GLOBAL MARKETS INCORPORATED AND MORGAN STANLEY & CO. INCORPORATED TO ACT AS PLACEMENT AGENTS.

Montevideo, May 25, 2005.

BOARD OF DIRECTORS

IN VIEW OF: The Treasury Bond issue provided for by Decree Nr. 112/005 of March 15, 2005, for up to a maximum of US$ 500,000,000, under the so-called Shelf Registration Statement made before the United States Securities and Exchange Commission (SEC).

WHEREAS:

I) on May 17, 2005, said issue was partially made, the operation being closed up to the amount of US$ 300,000,000, with the participation of the firms Citigroup Global Markets Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated as placement agents.

II) a joint proposal has been received from the above mentioned Citigroup Global Markets Incorporated and the firm Morgan Stanley & Co. Incorporated, to place the remaining amount of Treasury Bonds for up to US$ 200,000,000 approved by the Decree referred to above.

CONSIDERING:

I) that the conditions offered are suitable to the Republic and the proposed placement would allow the completion of the issue amount approved by the Executive Power.

II) that the joint participation of the firms referred to in Whereas Clause II) shall enable a better placement of said issue in the international markets, since these firms have a strong standing in such markets and ample experience in placing this kind of instruments.

III) that for the purpose of this extension, it is necessary to execute the customary documents, inter alia, the so-called “Underwriting Agreement” which regulates the relation of the issuer with the placement agents of the issue (Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated), as well as the corresponding certificates and legal opinions.

IV) that there exists an “Underwriting Agreement” model submitted in said “Shelf Registration”, which was already applied in the first tranche of the Treasury Bonds referred to in the first paragraph of this Resolution.

V) that the Bonds, as well as the contracts related to their placement and issuance, shall be governed by the laws of the State of New York and registered before the SEC, and they are an extension of an already perfected issue. On account of this, it is required the assistance of the law firm which advises the Republic and Banco Central on issues in the international markets and which was particularly involved in the legal counseling at the time of the recent issue of the first tranche of the same Bond (Cleary, Gottlieb, Steen & Hamilton LLP).

PURSUANT TO: The provisions set forth in Articles 3, 4 and 7, subparagraph C) of Law No. 16696 of March 30, 1995, and Article 33, paragraph 2, item 3), subparagraph G) of the TOCAF (Accounting and Financial Administration Standards) and other background material appearing in file 205/0384.

IT IS RESOLVED:

1) To appoint the firms Citigroup Global Markets Incorporated and Morgan Stanley & Co. Incorporated to act jointly as Placement Agents of the issue of the remaining amount of Treasury Bonds to be issued as provided for by Decree Nr. 112/005 of March 15, 2005.

2) To authorize the Operations Division and the Legal Advisor’s Office to approve the final wording of the “Underwriting Agreement” to be executed with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, in order to perfect said extension of the issue, on the basis of the contractual model referred to in Considering Clause IV hereof.

3) To authorize said units to issue any other document or certificate that may be required in order to effect said issuance and ensure the perfection, validity, compliance and delivery of the above mentioned contract.

4) To appoint Mr. Ariel Fernández, C.P.A., Mr. Alberto Graña, Economist, and Mr. Daniel Artecona and Ms. Viviana Pérez, Lawyers, to execute, any two of them acting jointly, on behalf of Banco Central del Uruguay, in its own name and in the name of the Republic, the text in the English language of the contracts and other documents referred to in paragraphs 2) and 3) of this Resolution.

5) To confirm Mr. Gualberto de León, General Manager, Mr. Ariel Fernández, Operations Division Manager, Mr. Alberto Graña, International Operations Department Manager, and Mr. Daniel Artecona, Advisor, as “Authorized Representatives”.

6) To confirm the firm Cleary, Gottlieb, Steen & Hamilton LLP as external legal advisor to the Republic and Banco Central del Uruguay, a capacity in which it has already acted at the time of the issue of the first tranche of Treasury Bonds provided for by Decree Nr. 112/005.

(Meeting of today)

Aureliano Berro

Secretary General